Exhibit 99.1

FOR IMMEDIATE RELEASE

Investors: Sheree Aronson, Corporate Vice President, Investor Relations and Corporate Communications (714) 247-8290 sheree.aronson@amo-inc.com	Media: Steve Chesterman, Manager, Global Corporate Communications (714) 247-8711 steve.chesterman@amo-inc.com

ADVANCED MEDICAL OPTICS ANNOUNCES

FOURTH-QUARTER AND FULL-YEAR 2008 RESULTS

(SANTA ANA, CA), February 20, 2009 — Advanced Medical Optics, Inc. (AMO) [NYSE: EYE] today announced financial results for the fourth quarter and full year of 2008.

Fourth-quarter net sales declined 6.4% to $285.2 million, including a 2.4% decline related to foreign currency exchange rate effects.  Fourth-quarter net earnings under Generally Accepted Accounting Principles (GAAP) were $25.1 million, or $0.40 per diluted share.  Fourth-quarter results were increased by an estimated $0.23 per share due to the combined after-tax effect of the following items:

•                  $107.4 million pre-tax gain associated with the early retirement of convertible senior subordinated notes, net of a $3.0 million write-off of deferred financing costs recorded in interest expense.

•                  $72.6 million in pre-tax impairment charges, including a $36.2 million goodwill impairment in the Eye Care business and a $36.4 million non-amortizing intangible asset impairment in the Refractive business, each of which represented the difference between the assets’ carrying values and their fair values.

•                  $24.1 million in pre-tax charges associated with restructurings, transactions and recapitalizations.

•                  $5.9 million pre-tax charge associated with the forfeiture of underwater stock options by senior management.

•                  $0.6 million pre-tax unrealized loss on derivative instruments.

•                  $11.1 million tax benefit from reversal of valuation allowances on deferred tax assets.

In the year-ago period, the company reported a GAAP net loss of $12.3 million, or a net loss of $0.20 per share.  These results were reduced by $0.17 due to the combined effect of acquisition-related charges and an unrealized loss on derivative instruments.

Full-Year 2008 Results

For 2008, the company’s net sales rose 8.6% to $1.2 billion, including a 3.2% increase related to foreign currency exchange rate effects.  GAAP net earnings for 2008 were $61.0 million, or $0.97 per diluted share.  The 2008 results were increased by an estimated $0.19 per share due to the combined after-tax effect of $131.3 million in pre-tax gains associated with the early retirement of convertible senior subordinated notes, legal contingencies and sales of investments; a $72.6 million pre-tax goodwill and intangible asset impairment charge, $63.9 million in pre-tax charges related to restructurings, transactions, recapitalizations and forfeiture of stock options by senior management; a $5.8 million pre-tax unrealized gain on derivative instruments, and an $11.1 million tax benefit from reversal of valuation allowances on deferred tax assets.

In 2007, the company reported a GAAP net loss of $192.9 million, or a net loss of $3.22 per share, primarily reflecting the impacts of the 2006 and 2007 eye care recalls.  The net loss also reflected acquisition-related charges, an unrealized loss on derivative instruments and a deferred financing cost write-off, which together was estimated to account for approximately $2.26 of the per share loss.

Sales Overview by Business

Below is a summary of sales performance by business for the fourth-quarter and full-year 2008.  For more information, see the “Global Sales” table that accompanies this release.

•                  Cataract sales rose 3.8% to $143.3 million in the fourth quarter, including a 4.1% decline related to foreign currency exchange rate effects.  The increase was driven by strong monofocal IOL and viscoelastic/phacoemulsification sales.  For 2008, Cataract sales rose 8.8% to $541.6 million, including a 3.9% increase related to foreign currency exchange rate effects and reflecting growth in all major product categories and geographies.

•                  Refractive sales declined 24.8% to $87.1 million in the fourth quarter, including a 1.9% decline related to foreign currency exchange rate effects.  Strong fourth-quarter performance in Japan was overshadowed by softness in other geographies, where declines in discretionary consumer spending affected procedure volumes and system sales.  The company’s fourth-quarter share of the U.S. laser vision correction procedure market was approximately 62%, which was unchanged versus the prior quarter, according to Market Scope.  For 2008, AMO’s Refractive sales were roughly flat, including a 0.9% increase related to foreign currency exchange rate effects.  The 2008 sales performance reflected soft U.S. sales, growth in international sales and full-year benefit of the 2007 IntraLase and WaveFront Sciences acquisitions.

•                  Eye Care sales rose 8.3% to $54.7 million, including a 1.2% increase related to foreign currency exchange rate effects and driven primarily by strong multipurpose sales and the addition of artificial tears to the company’s offering.  For 2008, eye care sales rose 29.5% to $221.6 million, including a 7.0% increase related to foreign currency exchange rate effects and reflecting primarily growth in multipurpose solution sales as Eye Care recovered from the recall.

Merger with Abbott

On January 12, 2009, AMO and Abbott (NYSE: ABT) announced a definitive agreement for Abbott to acquire AMO for $22 per share in cash, for a total transaction value of approximately $2.8 billion, inclusive of estimated net debt at the time of close.  The transaction is expected to close in the first quarter of 2009.

Senior Credit Facility

As of December 31, 2008, AMO was in compliance with the financial covenants set forth in its credit facility agreement.  On February 18, 2009, the company received an amendment to the credit facility agreement, which adjusts the maximum permitted consolidated total leverage ratio for the first quarter of 2009.  AMO sought this amendment as a precautionary measure to maximize its flexibility while the tender offer initiated by Abbott is pending.

About Advanced Medical Optics (AMO)

AMO is focused on providing the full range of advanced refractive technologies and support to help eye care professionals deliver optimal vision and lifestyle experiences to patients of all ages.  Products in the cataract line include monofocal intraocular lenses (IOLs), phacoemulsification systems, viscoelastics, and related products used in ocular surgery.  AMO owns or has the rights to such product brands as Tecnis®, Clariflex® and Sensar® IOLs; Sovereign®, Sovereign® Compact and WhiteStar Signature™ phacoemulsification systems with WhiteStar® technology; Healon® viscoelastics and the Baerveldt® glaucoma shunt. Products in the refractive line include wavefront diagnostic devices, femtosecond lasers and associated patient interface devices; excimer laser vision correction systems and treatment cards, and refractive implants.  AMO brands in the refractive business include iDesign™, iFS™, Star S4 IR®, WaveScan Wavefront®, Advanced CustomVue™, IntraLase®, IntraLasik® and ReZoom®, Tecnis® Multifocal and Verisyse® IOLs.  Products in the eye care line include disinfecting solutions, enzymatic cleaners, lens rewetting drops and artificial tears.  Among the eye care product brands the company possesses are COMPLETE®, COMPLETE® Blink-N-Clean®, Consept®F, Consept® 1 Step, Oxysept® 1 Step, UltraCare®, Ultrazyme®, Total Care™ and blink® branded products.  AMO is based in Santa Ana, California, and employs approximately 3,700 worldwide.  The company has operations in 27 countries and markets products in approximately 60 countries.  For more information, visit the company’s Website at www.amo-inc.com.

Forward-Looking Statements
All forward-looking statements by AMO in this press release, including statements in the section entitled “Merger with Abbott,” reflect AMO’s current analysis of existing trends and information and represent AMO’s judgment only as of the date of this press release.  Actual results may differ from current expectations based on a number of factors affecting AMO’s businesses including but not limited to the impact of unexpected delays or impediments to the announced transaction, which remains subject to regulatory approvals and closing conditions; the global economic downturn; unexpected changes in competitive, regulatory and market conditions; the performance of new products and the continued acceptance of current products; the execution of strategic initiatives; AMO’s ability to maintain a sufficient supply of products; and unexpected legal exposure.

In addition, matters generally affecting the domestic and global economy, such as changes in interest and currency exchange rates or consumer confidence indices, can affect AMO’s results.  Therefore, the reader is cautioned not to rely on these forward-looking statements.  AMO disclaims any intent or obligation to update these forward-looking statements.  Additional information concerning these and other risk factors may be found in previous financial press releases issued by AMO.  AMO’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in AMO’s 2007 Form 10-K filed in March 2008 and Form 10-Q filed in November 2008 that include information concerning these and other risk factors.  Copies of press releases and additional information about AMO are available at www.amo-inc.com, or by contacting AMO’s Investor Relations Department by calling (714) 247-8455.

Advanced Medical Optics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Year Ended
(in thousands, except per share amounts)	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Net sales:
Cataract	$143,303	$138,103	$541,560	$497,656
Refractive	$87,133	$115,941	$421,914	$422,148
Eye care	$54,736	$50,538	$221,561	$171,042
	285,172	304,582	1,185,035	1,090,846

Cost of sales (A)	119,107	126,291	468,545	474,974
Gross profit	166,065	178,291	716,490	615,872

Selling, general and administrative	121,886	149,976	497,954	547,112
Research and development	19,737	21,013	75,931	81,832
In-process research and development	—	—	—	86,980
Restructuring charges	21,312	—	45,844	—
Goodwill and intangible asset impairment	72,556	—	72,556	—
Net gain on legal contingencies	—	—	(20,492)	—
Operating (loss) income	(69,426)	7,302	44,697	(100,052)

Non-operating expense (income):
Interest expense	20,855	21,744	77,447	70,536
Unrealized loss (gain) on derivative instruments	625	3,389	(5,782)	6,127
Gain due to early retirement of convertible senior subordinated notes	(110,384)	—	(110,384)	—
Gain on investments	(204)	—	(3,371)	—
Other, net	2,623	(1,016)	11,728	3,238
	(86,485)	24,117	(30,362)	79,901

Earnings (loss) before income taxes	17,059	(16,815)	75,059	(179,953)
(Benefit) provision for income taxes	(8,003)	(4,488)	14,037	12,996

Net earnings (loss)	$25,062	$(12,327)	$61,022	$(192,949)

Net earnings (loss) per share:
Basic	$0.41	$(0.20)	$1.00	$(3.22)
Diluted	$0.40	$(0.20)	$0.97	$(3.22)

Weighted average number of shares outstanding:
Basic	61,336	60,378	60,910	59,991
Diluted	62,748	60,378	62,962	59,991

(A)	Includes charges of $5,690 primarily for inventory, manufacturing and other related costs associated with the restructuring initiative in the year ended December 31, 2008.
Includes a charge of $7,655 for inventory step-up to fair value from the IntraLase acquisition in the year ended December 31, 2007.

Advanced Medical Optics, Inc.

Global Sales

(Unaudited)

	Three Months Ended		Year Ended
(in thousands)	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007

Geographic Sales:
United States:
Cataract	$44,333	$40,201	$156,278	$147,647
Refractive	41,914	68,243	224,209	272,573
Eye care	14,338	7,136	58,003	38,483
Total United States	$100,585	$115,580	$438,490	$458,703

International:
Cataract	$98,970	$97,902	$385,282	$350,009
Refractive	45,219	47,698	197,705	149,575
Eye care	40,398	43,402	163,558	132,559
Total International	$184,587	$189,002	$746,545	$632,143

Total Geographic Sales	$285,172	$304,582	$1,185,035	$1,090,846

Product Sales:
Cataract:
Monofocal intraocular lenses	$73,596	$71,482	$283,301	$262,821
Viscoelastics/Phaco	64,223	59,982	236,750	214,057
Other	5,484	6,639	21,509	20,778
Total Cataract	$143,303	$138,103	$541,560	$497,656

Refractive:
Procedures, implants and related	$62,119	$71,152	$292,123	$283,471
Systems	15,371	36,222	92,381	102,368
Service and parts/other	9,643	8,567	37,410	36,309
Total Refractive	$87,133	$115,941	$421,914	$422,148

Eye care:
Multipurpose solutions	$24,548	$20,131	$97,251	$59,204
Hydrogen peroxide solutions	15,101	16,968	60,553	60,802
Other	15,087	13,439	63,757	51,036
Total Eye Care	$54,736	$50,538	$221,561	$171,042

Total Product Sales	$285,172	$304,582	$1,185,035	$1,090,846

	Three Months Ended			% Exchange
	December 31, 2008	December 31, 2007	% Growth	Impact
Net Sales:
Cataract	$143,303	$138,103	3.8%	(4.1)%
Refractive	87,133	115,941	(24.8)%	(1.9)%
Eye care	54,736	50,538	8.3%	1.2%
	$285,172	$304,582	(6.4)%	(2.4)%

	Year Ended			% Exchange
	December 31, 2008	December 31, 2007	% Growth	Impact
Net Sales:
Cataract	$541,560	$497,656	8.8%	3.9%
Refractive	421,914	422,148	(0.1)%	0.9%
Eye care	221,561	171,042	29.5%	7.0%
	$1,185,035	$1,090,846	8.6%	3.2%